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PROSPECTUS SUPPLEMENT                               Rules 424(b)(3) and 424(c)
To Prospectus dated July 3, 1997                    Registration Nos. 333-26025
                                                                      333-3215
                                                                      33-58669
                                                                      33-53177
                                                                      33-61022
                                                                      33-47244
                                                                      33-40079


                   27,750,000 SHARES OF CLASS A COMMON STOCK
                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

     The first full paragraph on page 19 of the Prospectus dated July 3, 1997 is revised in its entirety to read as follows:

     Investments in the Company Stock Fund (other than the non-exchangeable matching contribution described in the preceding paragraph) may be exchanged into other investment choices only on a Trade Date. Generally, balances from Vanguard investments may not be exchanged into the Company Stock Fund. However, the Committee, in its sole discretion, may from time to time allow participants to exchange balances from Vanguard investments into the Company Stock Fund during a limited window period. It is the current policy of the Committee to keep all amounts related to the Company's Stock Fund invested in Class A Common Stock, except for estimated cash reserves which are primarily used to provide future benefit distributions, future investment exchanges and other cash needs as determined by the Committee. Residual cash remaining after accounting for estimated cash reserves generally will be used to purchase Class A Common Stock. If cash reserves in the Company Stock Fund are insufficient at any given time to provide benefit distributions and/or investment exchanges, shares held by the Company Stock Fund will be offered to the Company for purchase. If the Company declines to purchase the shares, the Committee intends to offer the shares for sale in the Limited Market. Exchanges out of the Company Stock Fund may be deferred until such time, if ever, that sufficient cash is available to make required benefit distributions and provide for investment exchanges. Accordingly, investment exchanges of participants' investments held in the Company Stock Fund may be restricted. See "Market Information -- The Limited Market" and "Risk
Factors -- Absence of Public Market."

         THESE SECURITIES HAVE NOT BEEN APPROVED 0R DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
              AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is February 20, 1998.